EXHIBIT 99.3

Subject: CEO letter to CUSTOMERS
Audience: PGi customers worldwide
Channel: Email

Dear [Customer]:

Today marks the beginning of an exciting new chapter in the PGi story. This afternoon, PGi entered into a definitive agreement to be acquired by funds managed or advised by Siris Capital Group, a private equity firm based in New York that specializes in acquiring technology and telecommunications companies. Following completion of the acquisition, PGi will no longer be a publicly traded company.

Siris’ investment in PGi is a ringing endorsement of our robust product portfolio, our future potential for growth and leadership in the collaboration market and our deep commitment to client success. We believe this transaction will allow us to hone our business strategy, accelerate product development and ultimately deliver more value to you, our valued customer.

As we work to complete this transaction, PGi is still PGi. We remain committed to meeting all of your collaboration needs, while continuing to provide the unmatched service and support that you have come to expect. I assure you that our customers remain our top priority.

Your account manager and primary points of contact will remain the same. For any questions about today’s news, please contact your account manager directly.

As we enter this new chapter of the PGi story, I want to thank you for your continued business and support. With this acquisition, PGi will be even better positioned to provide you the world-class software, services and support that you’ve come to expect, as well as develop new features and products to continue to meet your end-to-end collaboration needs.

Sincerely,

Boland T. Jones
Chief Executive Officer, Founder and Chairman
PGi

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed acquisition of PGi. In connection with the proposed merger, PGi will prepare a proxy statement to be filed with the SEC on Schedule 14A. When completed, a definitive proxy statement and a form of proxy will be mailed to the shareholders of PGi. PGI’s SHAREHOLDERS ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE TRANSACTION THAT PGi WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT PGi AND THE PROPOSED MERGER. PGi’s shareholders will be able to obtain, without charge, a copy of the preliminary proxy statement, the definitive proxy statement and other relevant materials in connection with the proposed merger (when they become available), and any other documents filed by PGi with the SEC from the SEC’s website at www.sec.gov and on PGi’s website at www.pgi.com. PGi’s shareholders will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to Premiere Global Services, Inc., c/o Sean O’Brien, 3280 Peachtree Road, NE, The Terminus Building, Suite 1000, Atlanta, Georgia 30305, by emailing investors@pgi.com or by calling 1-800-749-9111, extension 8462.

PGi and its directors and officers may be deemed to be participants in the solicitation of proxies from PGi’s shareholders with respect to the special meeting of shareholders that will be held to consider the proposed merger. Information about PGi’s directors and executive officers and their ownership of PGi’s common stock is set forth in the proxy statement for PGi’s 2015 Annual Meeting of shareholders, which was filed with the SEC on April 27, 2015. Shareholders may obtain additional information regarding the interests of PGi and its directors and executive officers in the proposed transaction, which may be different than those of PGi’s shareholders generally, by reading the proxy statement and other relevant documents regarding the proposed merger, when filed with the SEC.